ACADIA NATIONAL HEALTH SYSTEMS, INC.
                    COMPUTATION OF BASIC EARNINGS PER SHARE

                 Twelve Months Ended September 30, 1999 and 1998
                     (in thousands, except per share data)


                                       Fiscal Year Ended    Fiscal Year Ended
                                       September 30,        September 30,
Description                            1999                 1998

                                       -----------------    ----------------
Weighted average shares outstanding
during the period                      4,453,712            3,744,321

Shares issuable upon assumed exercise
of stock options, less amounts assumed
repurchased under the treasury stock           0                    0
method                                 -----------------    ----------------

Total weighted average common stock
and common stock equivalents
outstanding during the period          4,453,712            3,744,321
                                       =================    ================

Net income from continuing operations $ (665,830)           $  53,650

Discontinued operation, net of tax             0                    0

Extraordinary items, net of tax                0                    0
                                       -----------------    ----------------
Net income                            $ (665,830)           $  53,650
                                       =================    ================


Net income per common share:          $   (.1495)           $    .0143
